UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2008

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2008, Immunomedics, Inc., a Delaware corporation (the “Company”), amended and restated its employment agreements with each of Ms. Cynthia L. Sullivan, President and Chief Executive Officer of the Company, and Dr. David M. Goldenberg, Chief Scientific Officer, Chief Medical Officer and Chairman of the Board of Directors of the Company, and the change of control and severance agreement with Mr. Gerard G. Gorman, Senior Vice President, Finance and Business Development and Chief Financial Officer (each an “Officer” and together the “Officers”) (the “Amended Agreements”) in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The Amended Agreements do not materially affect the scope or amount of benefits the Officers are entitled to receive under their respective agreements.

Section 409A changed the income tax treatment of nonqualified deferred compensation and imposed new requirements on both the terms and operation of such compensation. Although Section 409A’s provisions have been in effect since 2005 and employers have been required to operate in good faith since that time, final regulations under Section 409A were not issued until 2007. In order to comply with the final regulations, companies must amend affected nonqualified deferred compensation plans by December 31, 2008 to ensure that they comply with Section 409A and the Section 409A final regulations.

Copies of the Amended Agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, effective as of December 17, 2008, between Immunomedics, Inc. and Dr. David M. Goldenberg.

10.2	Second Amended and Restated Employment Agreement, effective as of December 17, 2008, between Immunomedics, Inc. and Ms. Cynthia L. Sullivan.

10.3	Amended and Restated Change of Control and Severance Agreement, effective as of December 17, 2008, between Immunomedics, Inc. and Mr. Gerard G. Gorman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
Name: Gerard G. Gorman
Title: Senior Vice President, Finance and
Business Development, and Chief Financial Officer

Date: December 22, 2008